Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

GRAPHIC PACKAGING HOLDING COMPANY

Graphic Packaging Holding Company, originally incorporated under the name New Giant Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: ARTICLE FIVE of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“ARTICLE FIVE

BOARD OF DIRECTORS; MANAGEMENT OF BUSINESS

Section 5.01 Classified Board. The authorized number of directors constituting the entire Board of Directors shall be fixed from time to time solely by resolution of the Board of Directors and may not be fixed by any other person or persons, provided that such number shall not be less than three. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors pursuant to the provisions of a Preferred Stock Certificate of Designation (which directors shall not be classified pursuant to this sentence (unless so provided in the Preferred Stock Certificate of Designation)), the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible: one class (“Class I”), the initial term of which shall expire at the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation (the “Effective Time”); a second class (“Class II”), the initial term of which shall expire at the second annual meeting of stockholders following the Effective Time; and a third class (“Class III”), the initial term of which shall expire at the third annual meeting of stockholders following the Effective Time, with the directors in each class remaining in office following the expiration of their term until successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders, and following the expiration of such term, shall remain in office until their successors are elected and qualified. Upon the Effective Time, the Board shall assign each director then in office to one of the three classes and, following such assignment, directors shall serve for a term of office applicable to such class. The holders of a majority of shares then entitled to vote at an election of directors may remove any director elected in accordance with the preceding two sentences, but only for cause.

Section 5.02 Management of Business. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) Except as may otherwise be provided in a Preferred Stock Certificate of Designation with respect to vacancies or newly created directorships in respect of directors, if any, elected by the holders of one or more series of Preferred Stock, vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of directors shall only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(b) Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(c) The election of directors may be conducted in any manner approved by the Board of Directors at the time when the election is held and need not be by written ballot.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation. The stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws but only upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote thereon.

(e) There shall be no limitation on the qualification of any person to be elected as or to be a director of the Corporation or on the ability of any director to vote on any matter brought before the Board of Directors or any committee thereof, except (i) as required by applicable law, (ii) as set forth in this Restated Certificate of Incorporation (including any Preferred Stock Certificate of Designation) or (iii) as set forth in any By-Law adopted by the Board of Directors with respect to eligibility for election as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment with the Corporation.

SECOND: ARTICLE EIGHT of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“ARTICLE EIGHT

AMENDMENT

Section 8.01 The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors (in the present form of this Restated Certificate of Incorporation or as hereinafter amended) are granted subject to this reservation.”

THIRD: That said amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 21st day of May, 2025.

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Lauren S. Tashma
Name:	Lauren S. Tashma
Title:	Executive Vice President, General Counsel and Secretary